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                                                                    EXHIBIT 11.1

                             J.P. MORGAN CHASE & CO.
                                AND SUBSIDIARIES



                    COMPUTATION OF EARNINGS PER COMMON SHARE



For a discussion of the computation of basic and diluted earnings per common share, see Note 17 on page 79.

Year Ended December 31, (in millions, except per share amounts)          2000          1999          1998
---------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE
Earnings:
  Net Income                                                        $   5,727     $   7,501     $   4,745
  Less: Preferred Stock Dividends                                          96           106           133
                                                                    ---------     ---------     ---------
  Net Income Applicable to Common Stock                             $   5,631     $   7,395     $   4,612

Shares:(a)
  Basic Average Common Shares Outstanding                             1,884.1       1,912.9       1,944.1
Net Income per Share                                                $    2.99     $    3.87     $    2.37

DILUTED EARNINGS PER SHARE
Earnings:
  Net Income Applicable to Common Stock                             $   5,631     $   7,395     $   4,612
Shares:(a)
  Basic Average Common Shares Outstanding                             1,884.1       1,912.9       1,944.1
  Additional Shares Issuable upon Exercise of Stock Options for
    Dilutive Effect                                                      84.9          91.9          89.4
                                                                    ---------     ---------     ---------
  Average Common Shares Outstanding Assuming Dilution                 1,969.0       2,004.8       2,033.5

Net Income per Share                                                $    2.86     $    3.69     $    2.27
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
(a) Share-related data for all prior periods have been restated to reflect a three-for-two common stock split effective as of the close of business on June 9, 2000 and a two-for-one common stock split effective as of the close of business on May 20, 1998.






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